Exhibit 10.3

ZIMMER HOLDINGS, INC.

SUPPLEMENTAL PERFORMANCE INCENTIVE PLAN

     1. Purpose: The purpose of the Zimmer Holdings, Inc. Supplemental Performance Incentive Plan (the “Plan”) is to promote the interests of Zimmer Holdings, Inc. and its stockholders by providing for additional compensation to certain select employees as an incentive to accomplish the successful integration of Centerpulse AG into the Company.

     2. Definitions: The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

     (a) “Award” means, with respect to a Participant for an Award Year, the supplemental performance incentive award payable to the Participant under this Plan for that Award Year.

     (b) “Award Year” means each of the three calendar years ending on December 31 of 2004, 2005, and 2006.

     (c) “Base Salary” means, with respect to a Participant for an Award Year, the Participant’s total base salary earnings from the Employer for that Award Year, including any amounts redirected under the Employer’s deferred compensation plan and cafeteria plan.

     (d) “Board” means the Company’s Board of Directors.

     (e) “Committee” means the Compensation and Management Development Committee of the Board.

     (f) “Company” means Zimmer Holdings, Inc.

     (g) “Employer” means Zimmer, Inc. and its direct and indirect subsidiaries.

     (h) “Integration Plan” means the Centerpulse AG integration expense synergy plan adopted by the Company to promote the efficient and effective integration of Centerpulse AG into the Company.

     (i) “Maximum Yearly Award” has the following meanings: (a) for the Award Year that ends on December 31, 2004, it means one-third (1/3) of a Participant’s Target Annual Bonus with respect to 2004; (b) for the Award Year that ends on December 31, 2005, it means two-thirds (2/3) of a Participant’s Target Annual Bonus with respect to 2005, minus the Participant’s Award for the prior Award Year; and (c) for the Award Year that ends on December 31, 2006, it means 100% of a Participant’s Target Annual Bonus with respect to 2006, minus the Participant’s cumulative Awards for the prior two Award Years.

     (j) “Participant” means an individual selected, pursuant to Section 4, to participate in the Plan.

     (k) “Regulation” means a rule or regulation adopted by the Committee to carry out the purposes and provisions of the Plan.

     (l) “Synergies” means measurable savings and efficiencies of the Company that result from the successful integration of Centerpulse AG, as identified with particularity in the Integration Plan.

     (m) “Synergies Goal” means, for an Award Year, the dollar goal established in the Integration Plan for the total Synergies to be achieved by the end of the Award Year.

     (n) “Target Annual Bonus” means, with respect to a Participant for an Award Year, the target annual performance incentive bonus (expressed as a percentage of Base Salary) applicable to the Participant for that Award Year under the annual performance incentive plan in which the Participant participates for that Award Year.

     3. Administration: The Plan shall be administered by the Committee. The Committee may, from time to time, adopt Regulations and make such determinations, not inconsistent with the terms of the Plan, as it deems appropriate in its discretion to carry out the purpose of the Plan. The Committee may alter, amend or revoke any Regulation adopted. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board, be final and conclusive.

     4. Participation: Participants shall be those employees who are (a) employed by an Employer, (b) identified by the Committee as having duties and responsibilities relating directly to the successful integration of Centerpulse AG into the Company, and (c) designated by the Committee as eligible to participate in the Plan. The Committee may designate a maximum of 110 employees as Participants.

     5. Awards:

     (a) No Award is payable for an Award Year unless the Company meets or exceeds its Synergies Goal for that Award Year. If the Company meets or exceeds its Synergies Goal for an Award Year, the Committee shall determine the Award payable to each Participant in accordance with paragraph (b), subject to the terms of the Plan.

     (b) For each Award Year, the percentage of the Maximum Yearly Award that the Company will pay to each Participant is determined by the Company’s percentage achievement of that Award Year’s Synergies Goal in accordance with the following table:

Percentage Achievement of Synergies Goal	Percentage of Maximum Yearly Award
125+%	100%*
124	98%
123	96%
. . .	. . .
101	52%
100	50%
Below 100%	0

     6. Payment of Awards:

     (a) If Awards are payable for an Award Year, the Company shall pay them to eligible Participants not later than the last day of the first calendar quarter following the end of the Award Year. A Participant must be actively employed by an Employer on the date Awards are paid to be entitled to payment, unless the Committee provides otherwise by Regulation.

     (b) The Company will deduct all applicable withholding taxes from the payment of Awards. Unless otherwise elected by the Participant, such deductions shall be at the established withholding tax rate.

     (c) The payment of Awards shall be made entirely in cash.

     (d) The Committee, in its sole discretion, may remove an employee as a Participant in the Plan, or reduce a Participant’s Maximum Yearly Award. Any removal or modification shall be effective as determined by the Committee.

     7. Conditions Imposed on Payment of Awards: Payment of each Award to a Participant shall be subject to the following provisions and conditions:

     (a) No Participant has any right or interest in the Plan, or in any Award, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect the Participant have been satisfied. Nothing contained in the Plan or in the Regulations requires the Company to segregate or earmark any cash for the payment of Awards. Neither the adoption of the Plan nor its operation in any way affects the rights and power of the Company or any Employer to terminate any employee at any time.

     (b) No rights under the Plan, contingent or otherwise, are assignable or subject to any encumbrance, pledge or charge of any nature.

*	Linear interpolation shall apply to determine the applicable percentage where the achievement of the Synergies Goal is between 100% and 125+%.

     (c) No Participant has any enforceable right to receive any Award for a particular Award Year if for any reason (death included) the Participant, during the Award Year, does not perform his or her duties to the satisfaction of the Company.

     8. Miscellaneous:

     (a) By accepting any benefits under the Plan, each Participant is conclusively deemed to accept, ratify, and consent to any action under the Plan by the Company, the Board, or the Committee.

     (b) Any action or decision by the Company, the Board, or the Committee concerning the construction, administration, interpretation or effect of the Plan or Regulations lies within its absolute discretion, as the case may be, and is conclusive and binding upon all Participants.

     (c) No member of the Board or the Committee is liable for any act or omission of any other member, or of any officer, agent or employee of the Board or Committee, as the case may be, or for any act or omission, except on account of their own acts done in bad faith.

     (d) The Board and the Committee may rely upon any information supplied to them by any officer of the Company or any Employer and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon information or advice.

     9. Amendment or Discontinuance: The Board may alter, amend, suspend or discontinue the Plan at any time and in its sole discretion.